CAPE BANCORP, INC. REPORTS
                     FOURTH QUARTER AND ANNUAL 2008 RESULTS

     Cape May Court House, New Jersey, February 13, 2009 Cape Bancorp, Inc. ("Cape Bancorp") (NASDAQ: "CBNJ"), the parent company of Cape Bank, announces its operating results for the quarter and year ended December 31, 2008. Because Cape Bancorp completed its stock offering and acquired Boardwalk Bank on January 31, 2008, Cape Bancorp believes that a comparison of the fourth quarter of 2008 to the year earlier period is of limited utility. Rather, Cape Bancorp believes it is more meaningful to compare its financial position and results of operation on a linked quarter basis.

     Cape Bancorp reported a net loss of $35.4 million, or $2.88 per share, for the December 31, 2008 quarter, a decline from net income of $593 thousand, or $0.05 per share reported for the quarter ended September 30, 2008. The quarterly loss was largely the result of a pre-tax non-cash goodwill impairment charge of $31.8 million. The merger with Boardwalk Bank, completed in January 2008, created goodwill in the amount of $54.2 million. After the revaluation and the resulting impairment charge, goodwill was $22.6 million at December 31, 2008. The goodwill impairment charge had no impact on Cape Bancorp's tangible capital levels, regulatory capital ratios or liquidity. Tangible capital at quarter end was10.99%.

     The loss was also affected by $6.9 million in loan loss provisions. The bank charged off $5.6 million in non-performing loans during the quarter ended December 31, 2008, which resulted in a $1.3 million increase in loan loss allowances for the quarter. Finally, Cape Bancorp recognized an other-than-temporary impairment (OTTI) charge of $2.9 million (pre-tax) on collateralized debt obligation investments in pooled trust preferred securities during the quarter ended December 31, 2008.

     Net interest margin for the quarter ended December 31, 2008 decreased to 3.52% from 3.61% for the quarter ended September 30, 2008 as a result of the sharp decline in the treasury yield curve and the effect on re-pricing assets. Return on average assets for the quarter ended December 31, 2008 decreased to (12.52)% from 0.21% for the quarter ended September 30, 2008. Return on average equity for the quarter ended December 31, 2008 decreased to (80.57)% from 1.30% for the quarter ended September 30, 2008.

     For the twelve months ended December 31, 2008, Cape Bancorp had a net loss of $35.7 million or $2.94(1) per share. Net interest margin for this period was 3.48%, return on average assets was (3.24)%, and return on average equity was (20.55)%.

     Net loss of $35.7 million for the twelve months ended December 31, 2008 was adversely affected by several pre-tax items:

          o A non-cash goodwill impairment charge of $31.8 million ($2.59/share)(noted above)
          o    Loan loss provision of $9.0 million
          o A $6.3 million ($0.51/share) contribution to Cape Bank's charitable foundation established in connection with the mutual to stock conversion of Cape Savings Bank and related stock offering by Cape Bancorp

          o    Other-than-temporary impairment charge (OTTI) of $5.3 million
          o A $785 thousand expense related to acquisition costs of the purchase of Boardwalk Bank and related merger costs
          o A $63 thousand loss on the sale of Freddie Mac and Fannie Mae preferred stock
          o A tax benefit of $4.6 million was realized on a net loss before tax of $40.3 million.

     At December 31, 2008, Cape Bancorp's total assets decreased to $1.091 billion from $1.128 billion at September 30, 2008, a decrease of $37 million or 3.28%. The decline is primarily attributed to the goodwill impairment charge of $31.8 million and decrease in investment securities of $16.7 million, offset by a net increase in cash and interest-bearing deposits of $2.9 million, increase in net loans of $5.2 million and increase in deferred income taxes of $2.9 million.

     For the period of January 31, 2008 (the date we completed our initial public stock offering and simultaneous acquisition of Boardwalk Bank) through December 31, 2008, assets decreased $47.9 million or 4.20%. The decline is primarily attributed to the goodwill impairment charge of $31.8 million, decrease in investment securities of $38.2 million, offset by a net increase in loans of $8.4 million and increase in deferred taxes of $13.0 million.

     At December 31, 2008, Cape Bancorp's total net loans increased to $783.9 million from $778.7 million at September 30, 2008, an increase of $5.2 million or 0.67%. For the period of January 31, 2008 through December 31, 2008, net loans increased $8.4 million or 1.08%. The change reflects an increase in residential loans of $21.8 million, offset by a decrease in commercial loans of $12.2 million and consumer loans of $1.2 million.

     Cape Bancorp had $33.3 million in total delinquent loans at December 31, 2008, or 4.19% of total gross loans, compared to $33.3 million or 4.22% at September 30, 2008. Loans delinquent 31-59 days decreased to $6.0 million at December 31, 2008 from $9.1 million at September 30, 2008 and loans delinquent 60-89 days increased to $6.2 million at December 31, 2008 from $1.9 million at September 30, 2008.

     At December 31, 2008, Cape Bancorp had $21.0 million in non-performing loans, or 2.64% of total gross loans, down from $22.3 million or 2.83% of total gross loans at September 30, 2008. At December 31, 2008, other real estate owned totaled $798 thousand which included three residential dwellings serving as the collateral for one construction loan. One dwelling is under a sales agreement. At December 31, 2008, non-performing loans by portfolio included commercial of $18.9 million, residential of $1.8 million and consumer of $339 thousand. Commercial non-performing loans had collateral type concentrations of 8.5% in residential, duplex and multi-family related loans, 19.8% in land and building lot related loans, 23.6% in retail store and restaurant related loans, 26.5% in marina and auto dealership related loans, 3.5% in B&B and hotel related loans and 18.1% in commercial building and equipment related loans. The three largest relationships in this category of non-performing loans were $2.9 million, $2.7 million, and $2.1 million.

     At December 31, 2008, Cape Bancorp's loan loss reserves increased to $11.2 million from $9.9 million at September 30, 2008, an increase of $1.3 million or 13.1%. The loan loss ratio increased to 1.41% of gross loans from 1.26% of gross loans at September 30, 2008. The loan loss reserve to non-performing coverage ratio increased to 55.9% at December 31, 2008 from 44.6% at September 30, 2008. Net charge-offs during the quarter were $5.6 million, and included commercial loans of $3.2 million, commercial construction loans of $1.6 million, residential loans of $623 thousand and consumer loans of $156 thousand.

     Cape Bancorp's total investment securities at December 31, 2008, decreased to $163.5 million from $180.1 million at September 30, 2008, a decrease of $16.6 million or 9.22%. Of this amount, investment securities classified as available-for-sale were $114.7 million, or 70.15% of total investment securities. For the period January 31, 2008 through December 31, 2008, investment securities decreased $41.1 million from $204.6 million to $163.5 million, or 20.09%. During this period, the collateralized debt obligation portion of the investment portfolio declined in value by approximately $23.2 million. At December 31, 2008, the cost basis of such securities was $22.1 million with a fair market value of $3.0 million. Management will continue to monitor this portfolio for OTTI considering but not limited to factors such as, when downgrades occur below investment grade (BBB), projected cash flows are not adequate to meet contractual obligations or, the market value of such securities declines further and remains depressed for a substantial period of time. For the quarter ending December 31, 2008, Cape Bancorp recognized an OTTI charge of $2.9 million on the investment portfolio.

     At December 31, 2008, Cape Bancorp's total deposits decreased to $711.1 million from $730.3 million at September 30, 2008, a decrease of $19.2 million or 2.63%. Core deposits (DDA, savings and money market accounts) decreased to $351.9 million at December 31, 2008 from $379.8 million at September 30, 2008, a decrease of $27.9 million or 7.35%. Certificate of Deposits increased to $356.2 million from $345.2 million at September 30, 2008, an increase of $11.0 million or 3.19%. The decrease in core deposits was partially offset by the increase in certificates due to the shifting of funds as a result of Cape Bank providing large deposit customers insurance coverage through the CDARS program. At December 31, 2008 CDARS deposits totaled $11.5 million. In addition, commercial checking account deposit balances declined $17.0 million, a result of small businesses experiencing depleting cash flow due to seasonal fluctuation and recessionary economic conditions.

     At December 31, 2008, Cape Bancorp's total borrowings increased to $234.5 million from $212.9 million at September 30, 2008, an increase of $21.6 million or 10.15%. The increase was the result of partial replacement of core deposit outflows with lower cost advances, and funding loan growth (gross) of approximately $12.0 million. At December 31, 2008 Cape Bancorp's borrowings to assets ratio increased to 21.50% from 18.87% at September 30, 2008. Borrowings to total liabilities increased to 24.68% at December 31, 2008 from 22.39% at September 30, 2008.

     Cape Bancorp's total equity decreased to $140.7 million at December 31, 2008 from $177.7 million at September 30, 2008, a decrease of $37.0 million or 20.82%. The decrease in equity was attributed to a decrease in goodwill and other intangibles of $32.0 million, operating loss of $3.3 million, and an increase in accumulated other comprehensive loss of $1.7 million, net of tax, resulting primarily from the decrease in market value of collateralized debt obligations. At December 31, 2008, stockholders' equity declined to 12.90% of total assets from 15.75% at September 30, 2008. Tangible equity totaled $117.4 million or 10.99% of period end tangible assets, a decrease from 11.40% at September 30, 2008. Tangible book value per share at December 31, 2008 was $8.81.

     Michael D. Devlin, recently appointed President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

     "The results of the fourth quarter were adversely impacted by both the non-cash impairment charge and losses related to the credit portfolio. In addition to the well publicized national financial crisis, the local economy is suffering through the first recession in which the gaming industry is also negatively impacted. While Cape Bank has no loans directly to the gaming companies, the repercussions are affecting many sectors of the local community, and we believe the negative impact is yet to be fully realized.

     Management has taken steps to carefully review the bank's credit relationships and the announced charge offs and allowance increases are the result of those efforts. Despite this, we believe that there are no indications that the local economy has reached a bottom and we expect a difficult economy at least until the summer season begins and our local businesses return to more normal cash flows.

     While maintaining credit discipline will be a major emphasis to protect and enhance shareholder value, management also believes that a sensible capital management program is an important part of planning for the future of the bank. We opted not to participate in the TARP program due to our healthy capital position, concerns about the costs of this capital, and uncertainty about potential limitations that could be imposed on Cape Bank. Stock valuations that frequently trade below tangible book values make consideration of a stock buyback program an important consideration for the institution.

     In spite of the negative economy, Cape Bank has much to offer. Our branch network covers our market effectively and our professional staff boasts detailed knowledge of this market and our customers. Capital, network and talented employees will enable Cape Bank to secure value for our shareholders as opportunities arise."

SELECTED BALANCE SHEET DATA
(Unaudited, in thousands)
                                             At                        At
                                    December 31, 2008        September 30, 2008
                                    -----------------        ------------------

Investments                             $ 163,480                $ 180,144
Net Loans                                 783,869                  778,683
Allowance for Loan Losses                  11,240                    9,949
Total Assets                            1,090,735                1,128,259
Total Deposits                            711,130                  730,276
Total Borrowings                          234,484                  212,863
Total Equity                              140,725                  177,682

SELECTED INCOME STATEMENT DATA
(Unaudited, in thousands except share data)


                                    Three Months           Three Months         Twelve Months
                                       Ended                  Ended                 Ended
                                 December 31, 2008     September 30, 2008     December 31, 2008
                                 -----------------     ------------------     -----------------

Interest Income                      $ 14,471                $15,154              $  58,127
Interest Expense                        5,663                  6,084                 24,253
Net Interest Income                     8,808                  9,070                 33,874
Provision for Loan Losses               6,861                  1,309                  9,009
Non-Interest Income                    (1,681)                  (870)                  (478)
Non-Interest Expense                   38,251                  6,722                 64,717
Tax Expense (benefit)                  (2,618)                  (424)                (4,647)
Net Income (loss)                     (35,367)                   593                (35,683)
Earnings (loss) per Share(1)            (2.88)                  0.05                  (2.94)
Average Shares Outstanding         12,285,267             12,273,615             12,280,494


1 - Earnings Per Share calculation excludes $401,658 from year-to-date net income. This amount represents income earned by Cape Savings Bank (now Cape
Bank) prior to the formation of Cape Bancorp. Earnings Per Share calculations use average outstanding shares which includes earned ESOP shares.

SELECTED RATIOS and PERFORMANCE MEASUREMENTS


                                                At or for the         At or for the          At or for the
                                                 three months          three months          twelve months
                                                    ended                 ended                  ended
                                              December 31, 2008     September 30, 2008     December 31, 2008
                                              -----------------     ------------------     -----------------

ROAA                                              (12.52%)                0.21%                 (3.24%)
ROAE                                              (80.57%)                1.30%                (20.55%)
Net Interest Margin                                 3.52%                 3.61%                  3.48%
Efficiency Ratio                                  382.55%                64.55%                167.31%
Equity to Assets (end of period)                   12.90%                15.75%                 12.90%
Tangible Equity/Tangible Assets                    10.99%                11.40%                 10.99%

Non-Performing Loans to Total Gross Loans           2.53%                 2.83%                  2.53%
Loan Loss Reserve to Non-Performing Loans          55.90%                44.62%                 55.90%
Loan Loss Reserve to Total Gross Loans              1.41%                 1.26%                  1.41%

Book Value                                        $10.57                $13.35                 $10.57
Tangible Book Value                               $ 8.81                $ 9.18                 $ 8.81
Price to Book Value                                87.51%                68.54%                 87.51%
Price to Tangible Book Value                      104.99%                99.67%                104.99%


For further information contact Michael D. Devlin, Chief Executive Officer, or Robert J. Boyer, Chief Operating Officer, Cape Bancorp: (609) 465-5600.


This press release discusses primarily historical information. Statements included in this release, to the extent they are forward-looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Cape Bancorp's financial results can be found in the Cape Bancorp's Form 10-K for the Year Ended December 31, 2007, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 31, 2008.